EXHIBIT 99.1

November 9, 2007
                        Contact:  John Parry
Chief Financial Officer
3524 Airport Road
Maiden, NC  28650
(828) 464-8741 Ext. 6677

FOR IMMEDIATE RELEASE

AIR T REPORTS UNAUDITED SECOND QUARTER RESULTS

MAIDEN, N.C., November 9, 2007 -- Air T, Inc. (Nasdaq Capital Market: AIRT) today reported consolidated net earnings of $538,000 ($0.22 per diluted share) for fiscal 2008’s second quarter ended September 30, 2007, compared to consolidated net earnings of $371,000 ($0.14 per diluted share) for the second quarter of fiscal 2007.  The Company also reported year-to-date earnings for the six months of $1,164,000 ($0.47 per diluted share) compared to $1,098,000 ($0.41 per diluted share) for the similar fiscal 2007 period.

 Consolidated revenues for fiscal 2008’s second quarter were $17,412,000, an increase of 18% compared to the similar 2007 fiscal quarter.  Consolidated revenues for the first six months of the 2008 fiscal year were $33,208,000 or 8% higher than the prior year comparable period.  Revenues for the quarter were boosted by high demand for domestic commercial deicing units. At September 30, 2007, Global’s backlog was $17.3 million, compared to $16.8 million at the end of fiscal 2007.

The Company benefited from settlement of litigation during the second quarter which positively impacted earnings by $151,000, net of tax ($0.06 per diluted share).  The settlement resolved litigation initiated by the Company in August 2006 against a Philadelphia-based transport company.  The other litigation involving the Philadelphia boom incident is continuing.

Walter Clark, Chairman and Chief Executive Officer of Air T, commented, “We are pleased with the second quarter results of Air T.  It was a positive quarter for both segments of our business as demand for Global’s commercial deicers has been strong and our air cargo segment begins to see benefits from the cost reduction programs instituted last fiscal year.  Our backlog remains strong and will be a key driver in the next six months. It was also nice to resolve a portion of our litigation in Philadelphia and to recover some of the costs we spent in earlier years. ”  Mr. Clark continued,  “We were very pleased with the results of the stock repurchase program which was completed in August and we are excited about our new contract to provide ground equipment and facilities maintenance and support for Northwest Airlines.”

FINANCIAL HIGHLIGHTS
(In thousands, except per share data)

	Three Months Ended		Six Month	s	E	nded
	09/30/07	09/30/06	09/30/07			09/30/06

Operating Revenues	$17,412	$14,721	$33,208			$30,805

Net Earnings	$538	$371	$1,164			$1,098

Net Earnings Per Share - Diluted	$0.22	$0.14	$0.47			$0.41

Average Shares outstanding - Diluted	2,432	2,672	2,447			2,672

The Company operates in two business segments.  Air T, through its subsidiaries, provides overnight air freight service to the express delivery industry, and manufactures, sells and services aircraft ground support and special purpose industrial equipment.  Air T is one of the largest, small-aircraft air cargo operators in the United States.  Air T’s Mountain Air Cargo (MAC) and CSA, Air subsidiaries currently operate a fleet of single and twin-engine turbo-prop aircraft nightly in the eastern half of the United States, Puerto Rico and the Caribbean Islands.  Air T’s ground service operations, including its Global Ground Support and Global Aviation Services subsidiaries, manufacture and service aviation support and other specialized military and industrial equipment and Global Ground Support is one of the largest providers of deicing equipment in the world.

For a more detailed presentation and discussion of the Company’s results of operations and financial condition, please read the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 filed earlier today with the Securities and Exchange Commission.  Copies of the Form 10-Q may be accessed on the Internet at the SEC’s website, http://www.sec.gov.

Statements in this press release, which contain more than historical information, may be considered forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which are subject to risks and uncertainties.  Actual results may differ materially from those expressed in the forward-looking statements because of important potential risks and uncertainties, including but not limited to the risk that contracts with major customers will be terminated or not extended, uncertainty regarding legal actions against the Company relating to the collapsed boom at the Philadelphia airport and the Company’s legal action against the subcontractor that designed, manufactured and warranted the deicing booms initially sold by Global for installation at the Philadelphia airport, future economic conditions, inflation rates, competition, changes in technology or government regulation, and the impact of future terrorist activities in the United States and abroad.  A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur.  We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.